Exhibit 99.1

CANEX Metals Inc.

Suite 1620, 734 - 7th Avenue S.W., Calgary, Alberta, T2P 3P8

PH: 403.233.2636 fax: 403.266.2606

NEWS RELEASE: 26-14	June 10, 2026

	Trading Symbol:	TSX Venture-CANX

CANEX ACQUIRES 100% OF GOLD BASIN RESOURCES

Calgary, Alberta - CANEX Metals Inc. (“CANEX” or the “Company”) (TSX.V:CANX) is pleased to announce that Gold Basin Resources Corporation (“Gold Basin”) (TSX.V:GXX) has completed the previously announced arrangement (the “Arrangement”) with CANEX and CANEX now beneficially owns, or exercises control and direction over 100% of the issued and outstanding shares of Gold Basin.

In accordance with the terms of the Arrangement, CANEX acquired all the remaining issued and outstanding commons shares in the capital of Gold Basin (each a “Gold Basin Share”) for 0.592 of a common share of CANEX per Gold Basin Share.

The Arrangement was originally announced on May 12, 2026, and was approved by Gold Basin’s shareholders at a special meeting held on June 4, 2026 (the “Meeting”). Gold Basin obtained a final order in respect of the Arrangement from the Supreme Court of British Columbia on June 9, 2026.

Shane Ebert, President of CANEX stated, “With this milestone consolidation achievement CANEX can now concentrate its focus on unlocking the value of the combined Gold Basin and Gold Range properties which show tremendous potential to host large oxide gold deposits. We are extremely honored to have gained the trust and overwhelming support of former shareholders of Gold Basin, and we will work diligently and professionally to advance the Company in the best interest of our shareholders.”

About CANEX Metals

CANEX Metals (TSX.V:CANX) is a Canadian junior exploration company and is now the 100% owner of Gold Basin. CANEX is advancing contiguous Gold Range and Gold Basin properties in Mohave County, Arizona. The combined properties contain numerous drill defined gold deposit ranging up to 1.7 kilometres in length and have seen over 900 historic and current drill holes.

CANEX is also advancing the Louise Copper-Gold Porphyry Project in British Columbia. Louise contains a large historic copper-gold resource that has seen very little deep or lateral exploration, offering investors copper and gold discovery potential. CANEX is led by an experienced management team which has made three notable porphyry and bulk tonnage discoveries in North America and is sponsored by Altius Minerals (TSX: ALS), a large shareholder of the Company.

“Shane Ebert”

Shane Ebert, President/Director

For Further Information Contact:

Shane Ebert at 1.250.964.2699 or

Jean Pierre Jutras at 1.403.233.2636

Web: http://www.canexmetals.ca

Neither the TSX Venture Exchange nor its regulation services provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Forward-Looking Statements

This news release contains "forward-looking information" within the meaning of applicable Canadian securities legislation. All statements, other than statements of historical fact, are forward-looking statements and are based on expectations, estimates and projections as at the date of this news release. Any statement that involves discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, future events or performance (often but not always using phrases such as “working”, “potential” or variations of such words and phrases or stating that certain actions, events or results "may", “can”, "shall" or "will" be taken to occur or be achieved) are not statements of historical fact and may be forward-looking statements.

In this news release, forward-looking statements relate to, among other things, statements regarding: CANEX’s unlocking of the value of the combined Gold Basin and Gold Range properties; the potential of the Gold Basin and Gold Range properties to host large oxide gold deposits; and advancement of the Louise Copper-Gold Porphyry Project. These forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements.

In respect of the forward-looking statements, Gold Basin has relied on certain assumptions that it believes are reasonable at this time, including assumptions as to CANEX’s plans for Gold Basin and the Company’s ability to fund the exploration and development of a consolidated oxide gold district in Northern Arizona. Accordingly, readers should not place undue reliance on the forward-looking statements and information contained in this news release concerning these times.

Risks and uncertainties that may cause such differences include but are not limited to: the possibility that legal proceedings may be instituted against CANEX, Gold Basin, and/or others relating to the Arrangement and the outcome of such proceedings; financing risk; and other risks inherent in the mining industry. The Company disclaims any responsibility to update these forward-looking statements, except as required by applicable laws.